                                                                           Pg. 1

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)



                              Reliant Energy Inc.
                              ------------------
                               (Name of Issuer)


                             Common Stock, No Par
                             --------------------
                        (Title of Class of Securities)


                                  75952J 10 8
                                  -----------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 ------------------------                                   --------------------
  CUSIP No.  75952J 10 8              13G                     Page 2 of 6 Pages
             -----------                                          ---  ---
 ------------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Northern Trust Corporation                   36-2723087
           The Northern Trust Company                   36-1561860
           Northern Trust Bank of Arizona, NA           59-0258165
           Northern Trust Bank of California, NA        94-2938925
           Northern Trust Bank of Florida, NA           36-2798553
           Northern Trust Bank of Texas, NA             75-1999849
           Northern Trust Investments, Inc.             36-3608252
           Northern Trust Bank, FSB                     38-3424562
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
      NOT APPLICABLE                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Northern Trust Corporation--a Delaware Corporation with Principal Offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                    1,204,679
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                                   33,558,374
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                       1,240,291

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                       62,108
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      34,796,972
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      12.21

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      Northern Trust Corporation HC

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                                                                           Pg. 3
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1.    (a)  Reliant Energy Inc.
           -------------------
           (Name of Issuer)

      (b)  1111 Louisiana St., Houston, Texas 77002
           ----------------------------------------
           (Address of Issuer's Principal Executive Office)

2.    (a)  Northern Trust Corporation
           --------------------------
           (Name of Person Filing)

      (b)  50 South LaSalle Street, Chicago, Illinois 60675
           ------------------------------------------------
           (Address of Person Filing)

      (c)  U.S. (Delaware Corporation)
           ---------------------------
           (Citizenship)

      (d)  Common Stock, No Par
           --------------------
           (Title of Class of Securities)

      (e)  75952J 10 8
           -----------
           (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4.    (a)         34,796,972
                 -----------
           (Amount Beneficially Owned)

      (b)            12.21
                     -----
           (Percent of Class)

      (c)  Number of shares as to which such person has:

           (i)              1,204,679
                      ---------------
                  (Sole Power to Vote or to Direct the Vote)

           (ii)         33,558,374
                        ----------
                  (Shared Power to Vote or to Direct the Vote)

           (iii)             1,240,291
                       ---------------
                  (Sole Power to Dispose or Direct Disposition)

           (iv)                62,108
                       --------------
                  (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [OBJECT OMITTED]

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

      The Northern Trust Company             Northern Trust Bank of Arizona N.A.
      50 South LaSalle Street                2398 East Camelback Road
      Chicago, IL 60675                      Phoenix, AZ 85016

      Northern Trust Bank of California N.A. Northern Trust Bank of Florida N.A.
      355 South Grand Avenue, Suite 2600     700 Brickell Avenue
      Los Angeles, CA 90071                  Miami, FL 33131

      Northern Trust Bank of Texas N.A.      Northern Trust Investments, Inc.
      2020 Ross Avenue                       50 South LaSalle Street
      Dallas, TX 75201                       Chicago, IL 60675

      Northern Trust Bank, FSB
      1701 North Woodward Avenue, Suite 110,
      Bloomfield Hills, Michigan 48304

8.    Identification and Classification of Members of the Group.

                                 Not Applicable.

9.    Notice of Dissolution of Group.

                                 Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             NORTHERN TRUST CORPORATION

                                             __________________________
                                             By: Perry R. Pero
                                                 -------------

DATED: 02-08-2001                            As its: Vice Chairman
       ----------                                    -------------

                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4

                           RE: Reliant Energy, Inc.
                               -------------------

         Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             _________________________________
                                             By: Perry R. Pero
                                                 -------------

DATED: 02-08-2001                            As its: Vice Chairman
       ----------                                   --------------

The NORTHERN TRUST COMPANY

____________________________________
By: Perry R. Pero
-----------------
As its Vice Chairman
      --------------

NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

____________________________________
By: Barry G. Hastings
---------------------
As its Authorized Representative
      --------------------------

NORTHERN TRUST INVESTMENTS, INC.

____________________________________
By: Orie L. Dudley
------------------
As its Director
      ---------

NORTHERN TRUST BANK, FSB

____________________________________
By: Brian J. Hofmann
--------------------
As its Authorized Representative
      --------------------------